NEWS RELEASE

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Drew Prairie
512-602-4425
drew.prairie@amd.com

Investor Contact
Laura Graves
408-749-5467
laura.graves@amd.com

AMD Reports First Quarter 2017 Financial Results

- Revenue Increased 18 Percent Year-over-Year -

SUNNYVALE, Calif. - May 1, 2017 - AMD (NASDAQ:AMD) today announced revenue for the first quarter of 2017 of $984 million, operating loss of $29 million and net loss of $73 million, or $0.08 per share. On a non-GAAP(1) basis, operating loss was $6 million, net loss was $38 million and loss per share was $0.04.

GAAP Financial Results

	Q1-17	Q4-16	Q1-16
Revenue	$984M	$1.11B	$832M
Operating loss	$(29)M	$(3)M	$(68)M
Net loss	$(73)M	$(51)M	$(109)M
Loss per share	$(0.08)	$(0.06)	$(0.14)

Non-GAAP Financial Results(1)

	Q1-17	Q4-16	Q1-16
Revenue	$984M	$1.11B	$832M
Operating income (loss)	$(6)M	$26M	$(55)M
Net loss	$(38)M	$(8)M	$(96)M
Loss per share	$(0.04)	$(0.01)	$(0.12)

“We achieved 18 percent year-over-year revenue growth driven by strong demand for our high performance Ryzen CPUs as well as graphics processors,” said Dr. Lisa Su, AMD president and CEO. “We are positioned for solid revenue growth and margin expansion opportunities across the business in the year ahead as we bring innovation, performance and choice to an expanding set of markets.”

Q1 2017 Results

•
Revenue of $984 million was up 18 percent year-over-year, driven by higher revenue in both the Computing and Graphics and Enterprise, Embedded and Semi-Custom business segments. Revenue was down 11 percent sequentially, due primarily to seasonality in both segments. However, Computing and Graphics segment revenue decline was better than seasonal due to the initial sales from high performance Ryzen™ desktop processors.

•
On a GAAP basis, gross margin was 34 percent, up 2 percentage points year-over-year and sequentially due to a higher percentage of revenue from the Computing and Graphics segment, as well as a richer product mix within that segment. Operating loss of $29 million compared to operating losses of $68 million a year ago and $3 million in the prior quarter. Net loss of $73 million compared to net losses of $109 million a year ago and $51 million in the prior quarter. Loss per share of $0.08 compared to a loss per share of $0.14 a year ago and a loss per share of $0.06 in the prior quarter.

•
On a non-GAAP(1) basis, gross margin was 34 percent, up 2 percentage points year-over-year and sequentially. Operating loss of $6 million compared to an operating loss of $55 million a year ago and operating income of $26 million in the prior quarter. Net loss of $38 million compared to net losses of $96 million a year ago and $8 million in the prior quarter. Loss per share of $0.04 compared to a loss per share of $0.12 a year ago and a loss per share of $0.01 in the prior quarter.

•
Cash, cash equivalents and marketable securities were $943 million at the end of the quarter, down $321 million from the end of the prior quarter primarily due to the timing of sales and cash collections, debt interest payments and increased inventory.

Quarterly Financial Segment Summary

•
Computing and Graphics segment revenue was $593 million, up 29 percent year-over-year and down 1 percent sequentially. The year-over-year increase was driven primarily by higher desktop and graphics processor sales. The sequential decrease was primarily due to a decrease in mobile and graphics processor sales largely offset by initial revenue from high performance Ryzen desktop processors.

◦
Operating loss was $15 million, compared to operating losses of $70 million in Q1 2016 and $21 million in Q4 2016. The year-over-year improvement was driven primarily by higher revenue. The sequential improvement was driven primarily by lower operating expenses.

◦	Client average selling price (ASP) increased year-over-year and sequentially driven by desktop processor ASP.

◦	GPU ASP increased year-over-year and sequentially due primarily to higher desktop GPU ASP.

•
Enterprise, Embedded and Semi-Custom segment revenue was $391 million, up 5 percent year-over-year driven primarily by higher semi-custom SoC sales. Sequentially, revenue decreased 23 percent primarily due to seasonally lower sales of semi-custom SoCs.

◦
Operating income was $9 million, compared to an operating income of $16 million in Q1 2016 and an operating income of $47 million in Q4 2016. The year-over-year decrease was primarily due to higher server related R&D investments, partially offset by an increase in the THATIC JV licensing gain. The sequential decrease was primarily due to seasonally lower sales of semi-custom SoCs.

•
All Other operating loss was $23 million compared with operating losses of $14 million in Q1 2016 and $29 million in Q4 2016. The year-over-year and sequential differences in operating loss were related to stock-based compensation charges.

Q1 2017 Highlights

•
AMD launched its first high-performance x86 Ryzen desktop processor based on the entirely new "Zen" core microarchitecture, bringing leadership multi-core performance to PC gamers, creators, and hardware enthusiasts worldwide.

◦
AMD Ryzen 7: These 8-core, 16-thread processors bring innovation and choice back to the enthusiast PC market and include the world’s highest performing, and lowest powered 8-core desktop PC processors.

◦	AMD Ryzen 5: Mainstream processors designed to bring innovation to the high-volume, sub-$300 CPU market with a disruptive price-to-performance ratio for gamers and creators.

•	AMD shared new details about its upcoming server and high-end graphics solutions:

◦
Launching in Q2 2017, AMD’s high-performance x86 server CPU, codenamed “Naples”, exceeds today’s top competitive offering on critical parameters, with 45 percent more cores, 60 percent more input / output capacity (I/O), and 122 percent more memory bandwidth. AMD also announced a collaboration with Microsoft to incorporate the cloud delivery features of “Naples” with Microsoft’s “Project Olympus” server platform.

◦
AMD’s “Vega” GPU architecture is on track to launch in Q2, and has been designed from scratch to address the most data- and visually-intensive next-generation workloads with key architecture advancements including: a differentiated memory subsystem, next-generation geometry pipeline, new compute engine, and a new pixel engine.

•	AMD further strengthened its consumer and professional graphics offerings with new hardware and software solutions for gamers and creators:

◦
Introduced the Radeon™ RX 500 series line of GPUs based on a refined, second-generation “Polaris” architecture to deliver an up to 57 percent performance improvement and higher clock speeds for modern games, smooth VR experiences, and the latest display technologies.

◦
Announced the Radeon Pro Duo, the first “Polaris”-architecture based dual-GPU graphics card, designed to excel at media and entertainment, broadcast, design, and manufacturing workflows. Slated for availability in late May 2017, the Radeon Pro Duo delivers up to 2 times faster performance than the closest competing professional graphics card on select professional applications and increased VR performance over single GPU solutions by up to 50%.

◦
Demonstrated its continued focus on ensuring consumers and enterprise users have the software tools they need to get the most from their Radeon and Radeon Pro GPUs with regular updates to its Radeon Software Crimson ReLive Edition and Radeon Pro Software Enterprise Edition drivers, incorporating new features, performance and stability improvements.

•	AMD continued its close collaboration with game developers to help them leverage the full potential of AMD compute and graphics solutions and deliver breakthrough experiences for gamers.

◦
AMD announced, in conjunction with game developers Stardock and Oxide Games, the completion of initial optimization of "Ashes of the Singularity" for AMD Ryzen desktop processors resulting in enhanced game play and an up to 30 percent increase in "Average Frames Per Second All Batches" in-game benchmark performance, placing the AMD Ryzen 7 1800X in elite performance levels for the game.

◦
AMD and Bethesda Softworks formed a multi-title strategic partnership to rapidly advance game technology development, including harnessing the full potential of low-level APIs and maximizing the capabilities of the computing and graphics power of AMD’s multicore Ryzen CPUs, Radeon™ GPUs, and AMD server solutions across Bethesda’s existing franchises.

◦
AMD unveiled that its “Vega”-architecture based GPUs have been selected to power LiquidSky’s cloud gaming platform, enabling gamers to enjoy the power of “Vega” from virtually anywhere, and affordably through LiquidSky’s low-cost and free subscription models.

•
Microsoft disclosed new information about its AMD-based “Project Scorpio” console. The new premium game console is expected to be available for holiday 2017 and will be powered by a highly-customized AMD SoC.

Current Outlook
AMD’s outlook statements are based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Cautionary Statement” below.
For the second quarter of 2017, AMD expects revenue to increase approximately 17 percent sequentially, plus or minus 3 percent. The midpoint of guidance would result in second quarter 2017 revenue increasing approximately 12 percent year-over-year. For additional details regarding AMD’s results and outlook please see the CFO commentary posted at quarterlyearnings.amd.com.

AMD Teleconference
AMD will hold a conference call for the financial community at 2 p.m. PDT (5 p.m. EDT) today to discuss its first quarter 2017 financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at www.amd.com. The webcast will be available for 12 months after the conference call.

Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)	Q1-17	Q4-16	Q1-16
GAAP Gross Margin	$331	$351	$269
GAAP Gross Margin %	34%	32%	32%
Stock-based compensation	—	1	1
Non-GAAP Gross Margin	331	352	270
Non-GAAP Gross Margin %	34%	32%	32%
Reconciliation of GAAP Operating Loss to Non-GAAP Operating Income (Loss)

(Millions)	Q1-17	Q4-16	Q1-16
GAAP operating loss	$(29)	$(3)	$(68)
Restructuring and other special charges, net	—	—	(3)
Stock-based compensation	23	29	16
Non-GAAP operating income (loss)	(6)	26	(55)

Reconciliation of GAAP Net Loss/Loss per Share to Non-GAAP Net Loss/Loss per Share

(Millions except per share amounts)	Q1-17		Q4-16		Q1-16
GAAP net loss /loss per share	$(73)	$(0.08)	$(51)	$(0.06)	$(109)	$(0.14)
Loss on debt redemption	4	—	7	0.01	—	—
Non-cash interest expense related to convertible debt	6	0.01	5	0.01	—	—
Restructuring and other special charges, net	—	—	—	—	(3)	—
Stock-based compensation	23	0.02	29	0.03	16	0.02
Equity loss in investee	2	—	2	—	—	—
Non-GAAP net loss/ loss per share	$(38)	$(0.04)	$(8)	$(0.01)	$(96)	$(0.12)

About AMD
For more than 45 years, AMD has driven innovation in high-performance computing, graphics, and visualization technologies - the building blocks for gaming, immersive platforms, and the datacenter. Hundreds of millions of consumers, leading Fortune 500 businesses, and cutting-edge scientific research facilities around the world rely on AMD technology daily to improve how they live, work, and play. AMD employees around the world are focused on building great products that push the boundaries of what is possible. For more information about how AMD is enabling today and inspiring tomorrow, visit the AMD (NASDAQ: AMD) website, blog, Facebook and Twitter pages.

Cautionary Statement
This document contains forward-looking statements concerning Advanced Micro Devices, Inc. (AMD) including AMD's ability to achieve future revenue growth and margin expansion; its ability to bring innovation, performance and choice to an expanding set of markets; the features, functionality, timing, availability and expected benefits of AMD's new products and technologies; and AMD's expected second quarter 2017 revenue, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "expects," "believes," "plans," "intends," "projects" and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond AMD's control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices may limit AMD’s ability to compete effectively; AMD has a wafer supply agreement with GF with obligations to purchase all of its microprocessor and APU product requirements, and a certain portion of its GPU product requirements, from GLOBALFOUNDRIES Inc. (GF) with limited exceptions. If GF is not able to satisfy AMD’s manufacturing requirements, its business could be adversely impacted; AMD relies on third parties to manufacture its products, and if they are unable to do so on a timely basis in sufficient quantities and using competitive technologies, AMD’s business could be materially adversely affected; failure to achieve expected manufacturing yields for AMD’s products could negatively impact its financial results; the success of AMD’s business is dependent upon its ability to introduce products on a timely basis with features and performance levels that provide value to its customers while supporting and coinciding with significant industry transitions; if AMD cannot generate sufficient revenue and operating cash flow or obtain external financing, it may face a cash shortfall and be unable to make all of its planned investments in research and development or other strategic investments; the loss of a significant customer may have a material adverse effect on AMD; AMD’s receipt of revenue from its semi-custom SoC products is dependent upon its technology being designed into third-party products and the success of those products; global economic uncertainty may adversely impact AMD’s business and operating results; the markets in which AMD’s products are sold are highly competitive; AMD may not be able to generate sufficient cash to service its debt obligations or meet its working capital requirements; AMD has a substantial amount of indebtedness which could adversely affect its financial position and prevent it from implementing its strategy or fulfilling its contractual obligations; the agreements governing AMD’s notes and the Secured Revolving Line of Credit impose restrictions on AMD that may adversely affect its ability to operate its business; uncertainties involving the ordering and shipment of AMD’s products could materially adversely affect it; the demand for AMD’s products depends in part on the market conditions in the industries into which they are sold. Fluctuations in demand for AMD’s products or a market decline in any of these industries could have a material adverse effect on its results of operations; AMD’s ability to design and introduce new products in a timely manner is dependent upon third-party intellectual property; AMD depends on third-party companies for the design, manufacture and supply of motherboards, software and other computer platform components to support its business; if AMD loses Microsoft Corporation’s support for its products or other software vendors do not design and develop software to run on AMD’s products, its ability to sell its products could be materially adversely affected; AMD’s reliance on third-party distributors and AIB partners subjects it to certain risks; AMD’s inability to continue to attract and retain qualified personnel may hinder its business; AMD's issuance to West Coast Hitech L.P. (WCH) of warrants to purchase 75 million shares of its common stock, if and when exercised, will dilute the ownership interests of its existing stockholders, and the conversion of the 2.125% Convertible Senior Notes due 2026 may dilute the ownership interest of its existing stockholders, or may otherwise depress the price of its common stock; in the event of a change of control, AMD may not be able to repurchase its outstanding debt as required by the applicable indentures and its Secured Revolving Line of Credit, which would result in a default under the indentures and its Secured Revolving Line of Credit; the semiconductor industry is highly cyclical and has experienced severe downturns that have materially adversely affected, and may continue to materially adversely affect its business in the future; acquisitions, divestitures and/or joint ventures could disrupt its business, harm its financial condition and operating results or dilute, or adversely affect the price of, its common stock; AMD’s business is dependent upon the proper functioning of its internal business processes and information systems and modification or interruption of such systems may disrupt its business, processes and internal controls; data breaches and cyber-attacks could compromise AMD’s intellectual property or other sensitive information, be costly to remediate and cause significant damage to its business and reputation; AMD’s operating results are subject to quarterly and seasonal sales patterns; if essential equipment, materials or manufacturing processes are not available to manufacture its products, AMD could be materially adversely affected; if AMD’s products are not compatible with some or all industry-standard software and hardware, it could be materially adversely affected; costs related to defective products could have a material adverse effect on AMD; if AMD fails to maintain the efficiency of its supply chain as it responds to changes in customer demand for its products, its business could be materially adversely affected; AMD outsources to third parties certain supply-chain logistics functions, including portions of its product distribution, transportation management and information technology support services; the completion and impact of the 2015 Restructuring Plan, its transformation initiatives and any future restructuring actions could adversely affect AMD; AMD may incur future impairments of goodwill; AMD's stock price is subject to volatility; AMD’s worldwide operations are subject to political, legal and economic risks and natural disasters, which could have a material adverse effect on it; worldwide political conditions may adversely affect demand for AMD’s products; unfavorable currency exchange rate fluctuations could adversely affect AMD; AMD’s inability to effectively control the sales of its products on the gray market could have a material adverse effect on it; if AMD cannot adequately protect its technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, it may lose a competitive advantage and incur significant expenses; AMD is a party to litigation and may become a party to other claims or litigation that could cause it to incur substantial costs or pay substantial damages or prohibit it from selling its products; AMD’s business is subject to potential tax liabilities; and AMD is subject to environmental laws, conflict minerals-related provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as a variety of other laws or regulations that could result in additional costs and liabilities.  Investors are urged to review in detail the risks and uncertainties in AMD's Securities and Exchange Commission filings, including but not limited to AMD's Annual Report on Form 10-K for the year ended December 31, 2016.

AMD, the AMD Arrow logo, AMD Ryzen, AMD Radeon and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owner.

1.
In this earnings press release, in addition to GAAP financial results, AMD has provided non-GAAP financial measures including non-GAAP gross margin, non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP earnings (loss) per share. These non-GAAP financial measures reflect certain adjustments as presented in the tables in this earnings press release. AMD also provided adjusted EBITDA and non-GAAP free cash flow as supplemental measures of its performance. These items are defined in the footnotes to the selected corporate data tables provided at the end of this earnings press release. AMD is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because AMD believes it assists investors in comparing AMD’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables. Refer to the data tables at the end of this earnings press release.

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions except per share amounts and percentages)

	Three Months Ended
	April 1, 2017	December 31, 2016	March 26, 2016
Net revenue	$984	$1,106	$832
Cost of sales	653	755	563
Gross margin	331	351	269
Gross margin %	34%	32%	32%
Research and development	266	264	242
Marketing, general and administrative	121	121	105
Restructuring and other special charges, net	—	—	(3)
Licensing gain	(27)	(31)	(7)
Operating loss	(29)	(3)	(68)
Interest expense	(32)	(34)	(40)
Other expense, net	(5)	(7)	—
Loss before equity loss and income taxes	$(66)	$(44)	$(108)
Provision for income taxes	5	5	1
Equity loss in investee	(2)	(2)	—
Net loss	$(73)	$(51)	$(109)
Net loss per share
Basic	$(0.08)	$(0.06)	$(0.14)
Diluted	$(0.08)	$(0.06)	$(0.14)
Shares used in per share calculation
Basic	939	931	793
Diluted	939	931	793
ADVANCED MICRO DEVICES, INC. CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Millions)
	Three Months Ended
	April 1, 2017	December 31, 2016	March 26, 2016
Total comprehensive loss	$(72)	$(53)	$(107)

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions)

	April 1, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$722	$1,264
Marketable securities	221	—
Accounts receivable, net	494	311
Inventories, net	839	751
Prepayment and other receivables - related parties	31	32
Prepaid expenses	73	63
Other current assets	118	109
Total current assets	2,498	2,530
Property, plant and equipment, net	180	164
Goodwill	289	289
Investment: equity method	58	59
Other assets	274	279
Total Assets	$3,299	$3,321
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	529	440
Payables to related parties	329	383
Accrued liabilities	385	391
Other current liabilities	67	69
Deferred income on shipments to distributors	62	63
Total current liabilities	1,372	1,346
Long-term debt, net	1,408	1,435
Other long-term liabilities	110	124
Stockholders' equity:
Capital stock:
Common stock, par value	9	9
Additional paid-in capital	8,379	8,334
Treasury stock, at cost	(99)	(119)
Accumulated deficit	(7,876)	(7,803)
Accumulated other comprehensive loss	(4)	(5)
Total Stockholders' equity	$409	$416
Total Liabilities and Stockholders' Equity	$3,299	$3,321

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Millions)

Three Months Ended
April 1, 2017
Cash flows from operating activities:
Net loss	$(73)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	34
Stock-based compensation expense	23
Non-cash interest expense	9
Loss on debt redemption	4
Other	5
Changes in operating assets and liabilities:
Accounts receivable	(183)
Inventories	(88)
Prepayment and other receivables - related parties	1
Prepaid expenses and other assets	(30)
Payables to related parties	(54)
Accounts payable, accrued liabilities and other	53
Net cash used in operating activities	$(299)

Cash flows from investing activities:
Purchases of property, plant and equipment	(23)
Purchases of available-for-sale securities	(221)
Other	(2)
Net cash used in investing activities	$(246)

Cash flows from financing activities:
Proceeds from issuance of common stock under stock-based compensation equity plans	8
Other	(5)
Net cash provided by financing activities	$3
Net decrease in cash and cash equivalents	(542)
Cash and cash equivalents at beginning of period	$1,264
Cash and cash equivalents at end of period	$722

ADVANCED MICRO DEVICES, INC.
SELECTED CORPORATE DATA
(Millions)

	Three Months Ended
	April 1, 2017	December 31, 2016	March 26, 2016
Segment and Category Information
Computing and Graphics (1)
Net revenue	$593	$600	$460
Operating loss	$(15)	$(21)	$(70)
Enterprise, Embedded and Semi-Custom (2)
Net revenue	391	506	372
Operating income	9	47	16
All Other (3)
Net revenue	—	—	—
Operating loss	(23)	(29)	(14)
Total
Net revenue	$984	$1,106	$832
Operating loss	$(29)	$(3)	$(68)
Other Data
Depreciation and amortization	$34	$34	$33
Capital expenditures (4)	$23	$21	$26
Adjusted EBITDA (5)	$28	$60	$(22)
Cash, cash equivalents and marketable securities	$943	$1,264	$716
Non-GAAP free cash flow (6)	$(322)	$167	$(68)
Total assets	$3,299	$3,321	$2,981
Total debt	$1,408	$1,435	$2,236
See footnotes on the next page

(1)	The Computing and Graphics segment primarily includes desktop and notebook processors and chipsets, discrete graphics processing units (GPUs) and professional graphics.
(2)
The Enterprise, Embedded and Semi-Custom segment primarily includes server and embedded processors, semi-custom System-on-Chip (SoC) products, development services, technology for game consoles. The Company also licenses portions of intellectual property portfolio.

(3)
All Other category primarily includes certain expenses and credits that are not allocated to any of the operating segments. Also included in this category are stock-based compensation expense and restructuring and other special charges, net.

(4)	Starting in Q1 2017, the Company classifies production mask sets as property, plant and equipment on its balance sheet.
(5)	Reconciliation of GAAP Operating Loss to Adjusted EBITDA*

	Three Months Ended
	April 1, 2017	December 31, 2016	March 26, 2016
GAAP operating loss	$(29)	$(3)	$(68)
Restructuring and other special charges, net	—	—	(3)
Stock-based compensation	23	29	16
Depreciation and amortization	34	34	33
Adjusted EBITDA	28	60	(22)

(6)    Non-GAAP free cash flow reconciliation**

	Three Months Ended
	April 1, 2017	December 31, 2016	March 26, 2016
GAAP net cash provided by (used in) operating activities	$(299)	$188	$(42)
Purchases of property, plant and equipment	(23)	(21)	(26)
Non-GAAP free cash flow	$(322)	$167	$(68)

*
The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, stock-based compensation expense and restructuring and other special charges, net. The Company calculates and communicates Adjusted EBITDA because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

**
The Company also presents non-GAAP free cash flow as a supplemental measure of its performance. Non-GAAP free cash flow is determined by adjusting GAAP net cash provided by (used in) operating activities for capital expenditures. The Company calculates and communicates non-GAAP free cash flow in the financial earnings press release because the Company’s management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of non-GAAP free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. The Company has provided reconciliations within the earnings press release of these non-GAAP financial measures to the most directly comparable GAAP financial measures.